Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333- 267602, 333-272969 and 333-278271) on Form S-8 of our report dated February 26, 2026, with respect to the consolidated financial statements of GigaCloud Technology Inc and the effectiveness of internal control over financial reporting.
/s/ KPMG Huazhen LLP
Shanghai, People’s Republic of China
February 26, 2026